Exhibit 99.1

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Investor Relations	Media Relations
Jennifer A. Olson-Goude	Rob Litt
Tel: 612 303-6277	Tel:612-303-8266
FOR IMMEDIATE RELEASE
Piper Jaffray Companies to Add Asset Management Capability;
Signs Definitive Agreement to Acquire Fiduciary Asset
Management, LLC
MINNEAPOLIS – April 13, 2007 – Piper Jaffray Companies (NYSE: PJC) today announced the signing of a definitive agreement to acquire Fiduciary Asset Management, LLC (FAMCO), a St. Louis-based investment management firm, for approximately $66 million in cash at the time the transaction closes and future cash consideration based on financial performance. With this acquisition, Piper Jaffray will enter the asset management business with a strong foundation from which it can grow over time. Piper Jaffray plans to enhance the business through additional product offerings and distribution capability and an expanded client base. The transaction is expected to close in the third quarter of 2007 and is subject to customary regulatory approvals and client consents.
FAMCO, established in 1994, has approximately $9.0 billion of assets under management. The company serves its clients through separately managed accounts and closed end funds and offers an array of investment products including traditional, quantitative and hedged equity, master limited partnerships, and fixed income. The current management team, which consists of Charles Walbrandt, Joseph Gallagher, Wiley Angell, Jim Cunnane, Jr. and Mo Riad, will continue to manage the business. Walbrandt, CEO of FAMCO, will continue to lead the team and will report to Andrew Duff, chairman and CEO of Piper Jaffray.
“After considerable market evaluation, we believe FAMCO provides the right opportunity for Piper Jaffray to enter the asset management business,” Duff said. “FAMCO has a talented, cohesive team of professionals who have produced competitive and consistent results for their clients since its inception. Its dedication to building long-lasting client relationships through placing its clients’ interest first make it a strong cultural fit with

Piper Jaffray. FAMCO will continue to focus on what it does best—acting as a trusted advisor in managing client assets.”
“We are pleased to announce our partnership with Piper Jaffray,” said Walbrandt, CEO of FAMCO. “We will continue to provide hands-on service and customized solutions that our clients expect from us. We look forward to creating additional product opportunities to expand our client relationships.”
FAMCO has approximately 50 employees and its headquarters will remain in St. Louis, MO.
Investor Conference Call
Andrew S. Duff, chairman and chief executive officer of Piper Jaffray Companies, and Thomas P. Schnettler, chief financial officer of Piper Jaffray, will host a conference call to discuss the transaction on April 13, at 11:30 a.m. ET (10:30 a.m. CT). The call can be accessed by dialing (866) 244-9933, or (706) 758-0864 international, and referring to conference ID 5358601 and the leader’s name, Andrew Duff. Slides that accompany the call can be accessed at www.piperjaffray.com. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1:30 p.m. ET April 13 by calling (800) 642-1687, or (706) 645-9291 international.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies and its asset management business. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) costs or difficulties relating to the integration of the FAMCO and Piper Jaffray businesses may be greater than expected and may adversely affect our results of operations and financial condition; (3) the expected benefits of the transaction and entering the asset management business, including revenue growth, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (4) strategies with respect to the redeployment of proceeds from the sale of our Private Client Services business, including entering the asset management business, may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (5) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of Piper Jaffray; (6) Piper Jaffray may not be able to compete successfully with other companies in the financial services industry; and (7) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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